Exhibit 99.1

News Release

Ameriprise Financial Reports First Quarter

2006 Results

First quarter net income per diluted share was $0.57

Adjusted earnings per diluted share for the quarter were $0.75

MINNEAPOLIS – April 25, 2006 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $145 million for the first quarter ended March 31, 2006 versus income before discontinued operations of $175 million for the year-ago quarter.
Adjusted(1) earnings increased 17 percent to $189 million in the first quarter of 2006 compared to the first quarter of 2005. Adjusted earnings do not reflect after-tax non-recurring separation costs, which increased $31 million, and $27 million of AMEX Assurance after-tax earnings in the 2005 period.

Net income per diluted share for the first quarter of 2006 was $0.57. Adjusted earnings per diluted share for the first quarter of 2006 were $0.75. Both per share amounts are based on an average diluted share count of 253.5 million.

Revenues grew 6 percent to $1.9 billion in the first quarter of 2006. Adjusted revenues grew 10 percent, predominantly driven by 17 percent growth in management, financial advice and service fees.

Return on equity before discontinued operations for the 12 months ended March 31, 2006 was 7.4 percent. Adjusted return on equity increased to 10.4 percent from 10.2 percent for the 12 months ended December 31, 2005.

“We had strong performance in the quarter, as we continue to establish ourselves as an independent company,” said Jim Cracchiolo, chairman and chief executive officer.

“During the quarter, we made substantial progress in establishing the Ameriprise Financial brand, increasing our mass affluent clients, improving advisor productivity, introducing new innovative product solutions and continuing to deliver strong investment performance through both RiverSource Investments and Threadneedle Investments.”

In the quarter, the Ameriprise Financial Board of Directors authorized the repurchase of up to 2 million shares of Ameriprise Financial common stock by the end of 2006. Subsequently, the board authorized an additional expenditure for up to $750 million to repurchase shares through the end of March 2008. On March 29, 2006, the Company completed a $275 million share repurchase representing 6.4 million shares of Ameriprise Financial common stock.

(1) See definitions and reconciliations throughout the release.

First Quarter 2006 Summary

Management believes that the presentation of “adjusted” financial measures best reflects the underlying performance of the Company’s ongoing operations. The adjusted financial measures exclude discontinued operations, non-recurring separation costs and AMEX Assurance. This presentation is consistent with the non-GAAP financial information presented in the Company’s annual report and Form 10-K for year-end 2005, filed March 8, 2006 with the Securities and Exchange Commission.

Ameriprise Financial, Inc.
1Q 2006 Summary

			%		Per Diluted Share		%
(in millions, unaudited)	1Q06	1Q05	Change		1Q06	1Q05	Change
Net income	$145	$183	(21)%		$0.57	$0.74	(23)%
Less: Income from discontinued operations	—	8		#	—	0.03		#
Income before discontinued operations	145	175	(17)		0.57	0.71	(20)
Less: Income attributable to AMEX Assurance, after-tax	—	27		#	—	0.11		#
Add: Separation costs, after-tax	44	13		#	0.18	0.05		#

Adjusted earnings, after-tax	$189	$161	17		$0.75	$0.65	15

# Variance of 100% or greater.

Included in both net income and adjusted earnings for the first quarter of 2006 was $4 million in pre-tax realized net investment gains, $11 million in pre-tax severance costs primarily related to our technology functions and $11 million in pre-tax legal and regulatory costs. Included in first quarter 2005 were $10 million in pre-tax realized net investment gains and $35 million in pre-tax and after-tax legal and regulatory costs.

First Quarter 2006 Consolidated Business Highlights

•                  Ameriprise Financial total brand awareness exceeded 40 percent in the quarter, with unaided brand awareness at more than two times historical American Express Financial Advisor levels.

•                  The number of mass affluent clients with $100,000 or more in assets or comparable product values with the Company increased 11 percent from the year-ago period.

•                  Clients with a financial plan increased to 44 percent, up from 43 percent in the year-ago period.

•                  Total advisors declined 58 from December 31, 2005 to 12,339. Branded advisors declined 91 to 10,526, primarily as a result of the Company’s actions to reposition several employee advisor offices during the quarter and increase employee advisor productivity requirements, which negatively impacted employee advisor retention. The franchisee advisor force remained stable, increasing 99 to 7,491 over the same time period.

•                  Total Gross Dealer Concession (GDC) increased 15 percent from the year-ago period and was up more than 12 percent sequentially, reflecting strong advisor productivity and favorable market conditions. Per branded advisor GDC increased 17 percent from the first quarter of 2005.

•                  At March 31, 2006, owned, managed and administered assets of $446 billion increased 11 percent from March 31, 2005 and 4 percent from December 31, 2005, reflecting market appreciation and improved flows.

•                  Strong net flows in the quarter included $1.9 billion in wrap flows and $1.1 billion in variable annuity flows.

•                  Continued strong investment results contributed to $2.5 billion in RiverSource mutual fund sales in the quarter and improved RiverSource mutual fund outflows in the advisor channel. These improvements were partially offset by an increase in RiverSource New Dimensions Fund(1) redemptions in the 401(k) channel.

•                  Adjusted revenues were up 10 percent. Adjusted earnings increased 17 percent, and adjusted return on equity increased to 10.4 percent.

•                  After six months as an independent company, separation activities continue to be well executed and are on track.

(1) On February 15, 2006, shareholders of the Fund approved a proposal to merge the Fund into RiverSourceSM Large Cap Equity Fund. The merger occurred on March 10, 2006.

Ameriprise Financial, Inc.
Consolidated Income Statements Reconciled to Adjusted

	Quarters Ended March 31,		%	AMEX Assurance Quarters Ended March 31,		Adjusted Quarters Ended March 31,		%
(in millions, unaudited)	2006	2005	Change	2006	2005	2006	2005	Change

Revenues
Management, financial advice and service fees	$710	$608	17%	$—	$1	$710	$607	17%
Distribution fees	301	288	5	—	—	301	288	5
Net investment income	574	548	5	—	3	574	545	5
Premiums	220	270	(19)	—	71	220	199	11
Other revenues	144	133	8	—	(1)	144	134	7
Total revenues	1,949	1,847	6	—	74	1,949	1,773	10

Expenses
Compensation and benefits:
Field	423	362	17	—	1	423	361	17
Non-field	316	279	13	—	—	316	279	13
Total compensation and benefits	739	641	15	—	1	739	640	15
Interest credited to account values	324	311	4	—	—	324	311	4
Benefits, claims, losses and settlement expenses	227	218	4	—	19	227	199	14
Amortization of deferred acquisition costs	128	136	(6)	—	8	128	128	—
Interest and debt expense	23	17	35	—	—	23	17	35
Other expenses	250	258	(3)	—	6	250	252	(1)
Total expenses before separation costs	1,691	1,581	7	—	34	1,691	1,547	9
Income before income tax provision, discontinued operations and separation costs (1)	258	266	(3)	—	40	258	226	14
Income tax provision before tax benefit attributable to separation costs (1)	69	78	(12)	—	13	69	65	6
Income before discontinued operations and separation costs (1)	189	188	1	$—	$27	$189	$161	17

Separation costs, after-tax (1)	44	13	#

Income before discontinued operations	145	175	(17)

Discontinued operations, net of tax	—	8	#

Net income	$145	$183	(21)

Weighted average common shares outstanding:

Basic	252.3	246.2	2%

Diluted	253.5	246.2	3%

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

#                 Variance of 100% or greater.

First Quarter 2006 Consolidated Results

Consolidated revenues rose 6 percent and adjusted revenues rose 10 percent to $1.9 billion for the first quarter of 2006. The Asset Accumulation and Income (AA&I) segment contributed 73 percent of the quarter’s consolidated revenues. The Protection segment contributed 24 percent of the consolidated revenues, while the Corporate and Other and Eliminations (Corporate) segment contributed 3 percent, reflecting financial planning fees.

AA&I segment revenues of $1,422 million grew 9 percent or $123 million from the year-ago quarter. Growth was primarily driven by an 18 percent increase in management, financial advice and service fees resulting from strong net flows into wrap products and variable annuities, as well as market appreciation. On a product level, Brokerage, banking and other revenue grew 27 percent to $453 million, up $97 million, primarily due to increases in wrap account values; Variable annuity revenues grew 7 percent to $229 million, up $14 million; and Asset management, Fixed annuity and Certificate revenues rose 2 percent, with reported revenues of $740 million, which represented 52 percent of the segment’s first quarter 2006 revenues.

Protection segment revenues of $473 million were up 9 percent or $39 million, after adjusting for AMEX Assurance. Growth was primarily the result of an 11 percent increase in premiums and an 11 percent increase in net investment income due to increased assets and capital supporting Auto and home and Variable universal life / universal life (VUL/UL) and higher income from hedge fund investments. On a product level, Auto and home revenues grew 18 percent, up $22 million, due to increased premium revenues and higher net investment income; Disability income and long term care and other revenues grew 8 percent or $9 million, reflecting both higher net investment income and higher premiums; and VUL/UL revenues were up 5 percent or $8 million, primarily driven by higher face amount in-force.

Consolidated expenses totaled $1.8 billion for the three months ended March 31, 2006.  Adjusted expenses were $1.7 billion, up 9 percent or $144 million, from a year ago. Growth was primarily driven by a $62 million increase in field compensation and benefits and a $41 million increase in other expense lines directly associated with business activities. Increases in non-field compensation and benefits of $37 million reflected higher costs associated with being an independent company, $11 million in severance incurred during the quarter and other costs. These increases were partially offset by lower legal and regulatory costs. Overall, expenses for the quarter were prudently managed.

Non-recurring separation costs incurred during the quarter of $67 million pre-tax ($44 million after-tax) compares to $20 million pre-tax ($13 million after-tax) in the first quarter of 2005. Through quarter end these costs totaled $360 million pre-tax ($235 million after-tax).

Consolidated pre-tax income for the quarter was $191 million. Adjusted pre-tax income of $258 million was up 14 percent or $32 million, primarily due to a $54 million increase in the AA&I segment offset by increased losses in the Corporate segment.

AA&I segment pre-tax income of $228 million was up 31 percent or $54 million, driven by strong flows into wrap products and variable annuities, as well as a $24 million decrease in pre-tax legal and regulatory costs. The contribution margin in the segment declined from 54.8 percent to 53.7 percent, primarily due to certificate spread compression.

Protection segment pre-tax income of $74 million increased 1 percent after adjusting for AMEX Assurance. This growth reflected adjusted revenue growth of 9 percent primarily driven by higher auto and home insurance and life insurance revenues, offset by higher claims in disability income insurance and long term care insurance, as well as an increase in amortization of deferred acquisition costs (DAC).

The Corporate segment reported a pre-tax loss, before separation costs, of $44 million in the quarter, up from a loss of $21 million in the year-ago period. The increase of $23 million included $11 million in severance costs incurred during the quarter primarily related to our technology operations.

Balance Sheet and Capital

As noted, the Ameriprise Financial Board of Directors authorized the expenditure of up to $750 million for the repurchase of Ameriprise Financial common stock through the end of March 2008. This $750 million authorization is in addition to a previous board authorization to repurchase up to 2 million shares by the end of 2006. The Company also completed a $275 million share repurchase from these authorizations representing 6.4 million shares. The repurchase of shares was funded from working capital. The Company intends to fund additional share repurchases through existing working capital, future earnings and other customary financing methods.

Shareholders’ equity as of first quarter 2006 was $7.3 billion, up $0.9 billion or 13 percent from March 31, 2005. The change reflects additional paid-in capital of $1.3 billion and a $0.3 billion increase in retained earnings after dividends, offset by the impact of share repurchases of $0.3 billion and a decline in accumulated other comprehensive income of $0.4 billion.

Book value per outstanding share was $30.03 as of March 31, 2006. Debt/capital ratio as of March 31, 2006 was 17.0 percent, down from 20.6 percent at March 31, 2005.

The Company maintained substantial liquidity with $1.7 billion in cash and cash equivalents at March 31, 2006. Fixed charge coverage remained strong at 7.2 times. The Company’s investment portfolio quality remained high.

Asset Accumulation and Income Segment
Income Statements

	Quarters Ended March 31,		%
(in millions, unaudited)	2006	2005	Change

Revenues
Management, financial advice and service fees	$646	$547	18%
Distribution fees	273	262	4
Net investment income	475	473	—
Other revenues	28	17	65
Total revenues	1,422	1,299	9
Expenses
Compensation and benefits - field	366	309	18
Interest credited to account values	288	275	5
Benefits, claims, losses and settlement expenses	4	3	33
Amortization of deferred acquisition costs	87	92	(5)
Interest and debt expense	3	—	—
Other expenses	446	446	—
Total expenses	1,194	1,125	6
Pre-tax segment income	$228	$174	31

Asset Accumulation and Income Segment – First Quarter 2006 Results

The AA&I segment includes Securities America Financial Corporation (SAFC), previously reported in the Corporate segment. All prior period information conforms to the current period presentation. The AA&I segment was not impacted by the results of AMEX Assurance.

Pre-tax segment income was $228 million for the first quarter, up 31 percent from $174 million in the first quarter of 2005. Solid year-over-year results primarily reflected an 11 percent increase in owned, managed and administered assets driven by strong flows in wrap products and variable annuities, market appreciation, an 18 percent increase in GDC reflecting strong advisor productivity and a $24 million decline in legal and regulatory expenses. Partially offsetting this strong performance were lower account values in both fixed annuity and certificate products and higher interest crediting rates on certificates.

Segment Highlights

•                  Wrap product net flows of $1.9 billion in the quarter resulted in total ending assets of $54.9 billion.

•                  The Company continued to see strong growth in variable annuities with sales up 60 percent year-over-year in the branded channel and 33 percent in third party distribution, driving $1.1 billion in variable net flows during the quarter. Ending annuity fixed account balances decreased 5 percent compared to the prior year period.

•                  Sequential quarter growth of approximately $700 million in RiverSource mutual fund assets under management reflected market appreciation and increased sales in the advisor channel, offset by increased redemptions in the 401(k) channel from RiverSource New Dimensions Fund. While RiverSource Funds continued to experience net outflows, total net flows improved by approximately 29 percent compared to the prior year quarter.

•                  Threadneedle continued to experience positive net flows, excluding outflows of lower margin Zurich-related assets, driven by strong retail activity.

•                  73 percent of RiverSource equity mutual funds that are actively managed by RiverSource Investments were above the median of their respective Lipper peer groups for one-year performance as of March 31, 2006.

•                  78 percent of taxable RiverSource fixed income funds and 50 percent of all RiverSource fixed income funds were above the median of their respective Lipper peer groups for one-year performance for the same period.

•                  84 percent of Threadneedle equity mutual funds that are actively managed by Threadneedle Investments were above the median of their respective S&P peer groups for one-year performance as of March 31, 2006.

•                  78 percent of Threadneedle fixed income mutual funds were above the median of their respective S&P peer groups for one-year performance for the same period.

•                  For the second consecutive year, RiverSourceSM Diversified Equity Income Fund (Y-share) received a Lipper Fund Award for being the top-performing mutual fund in Lipper’s equity income category for three-year performance as of year-end.

Please refer to Exhibit A of the Ameriprise Financial Quarterly Statistical Supplement as of March 31, 2006 available on ir.ameriprise.com for individual RiverSource Funds investment performance and important disclosures.

•                  In the quarter, the Company closed a $700 million collateralized debt obligation issuance.

•                  RiverSource Funds introduced six new mutual funds including the innovative product solution – RiverSourceSM Income Builder Series.

•                  The Company continued to hedge long-term equity market exposure through tailored long-dated put options against Guaranteed Minimum Withdrawal Benefits (GMWB), which represent the majority of the Company’s variable annuity living benefit exposure.

Total revenues of $1.4 billion were up 9 percent from the year-ago quarter.

•                  Management, financial advice and service fees grew 18 percent to $646 million, driven by strong net inflows into wrap accounts and variable annuities and market appreciation, partially offset by outflows in RiverSource mutual funds and collective funds.

•                  Distribution fees increased 4 percent to $273 million, primarily due to increased retail brokerage activity, partially offset by declines in fees from Real Estate Investment Trust products resulting from a delay in available products and lower distribution fees on RiverSource mutual funds.

•                  Net investment income was essentially flat, reflecting higher income on hedge fund investments and lower invested assets. The positive impact of appreciation in the S&P 500 Index on the value of options hedging stock market certificate and equity index annuities was offset by the negative impact on options hedging GMWB. Each of these fluctuations was primarily offset in the Interest Credited to Account Values or Benefits, Claims, Losses and Settlement expense line items.

Total expenses of $1.2 billion increased 6 percent from the year-ago quarter.

•                  Compensation and benefits – field rose 18 percent to $366 million reflecting higher commissions paid driven by strong sales activity and higher advisor assets under management.

•                  Interest credited to account values increased 5 percent to $288 million due to higher interest crediting rates on certificate products, partially offset by lower certificate and fixed annuity account asset values.

•                  Amortization of DAC declined 5 percent to $87 million, primarily reflecting lower DAC balances and lower amortization related to RiverSource mutual funds.

•                  Other expenses, which primarily reflect allocated corporate and support function costs, were flat, reflecting a decline in legal and regulatory costs offset by higher non-field compensation and benefits.

Protection Segment
Income Statements Reconciled to Adjusted

	Quarters Ended March 31,		%	AMEX Assurance Quarters Ended March 31,		Adjusted Quarters Ended March 31,		%
(in millions, unaudited)	2006	2005	Change	2006	2005	2006	2005	Change

Revenues
Management, financial advice and service fees	$19	$16	19%	$—	$1	$19	$15	27%
Distribution fees	28	27	4	—	—	28	27	4
Net investment income	89	83	7	—	3	89	80	11
Premiums	226	275	(18)	—	71	226	204	11
Other revenues	111	107	4	—	(1)	111	108	3
Total revenues	473	508	(7)	—	74	473	434	9

Expenses
Compensation and benefits - field	23	24	(4)	—	1	23	23	—
Interest credited to account values	36	36	—	—	—	36	36	—
Benefits, claims, losses and settlement expenses	223	215	4	—	19	223	196	14
Amortization of deferred acquisition costs	41	44	(7)	—	8	41	36	14
Other expenses	76	76	—	—	6	76	70	9
Total expenses	399	395	1	—	34	399	361	11
Pre-tax segment income	$74	$113	(35)	$—	$40	$74	$73	1

Protection Segment – First Quarter 2006 Results

AMEX Assurance results are included in the Protection segment. Adjusted financial information excludes AMEX Assurance.

Pre-tax segment income was $74 million for the first quarter of 2006. Adjusted segment earnings increased 1 percent from $73 million in the prior year quarter. Adjusted revenue growth of 9 percent reflecting higher auto and home insurance and life insurance revenues was offset by higher claims in disability income insurance and higher long term care insurance claims, as well as an increase in amortization of DAC.

Segment Highlights

•                  Life insurance in-force of $164 billion increased 10 percent from the prior period.

•                  Ameriprise Auto & Home Insurance announced the renewal of its alliance with Costco and a new alliance with Ford Credit during the quarter.

•                  RiverSource Insurance introduced two new universal life products to its broad range of life insurance product solutions – RiverSource Foundations ProtectorSM and RiverSource FoundationsSM Universal Life.

Total revenues of $473 million decreased 7 percent from the year-ago quarter. Adjusted segment revenues increased 9 percent.

•                  Net investment income increased 7 percent to $89 million. Adjusted segment net investment income increased 11 percent due to increased assets and capital supporting auto and home and VUL/UL and higher income from hedge fund investments.

•                  Premiums declined 18 percent to $226 million. Adjusted segment premiums increased 11 percent, primarily driven by solid growth in premiums from auto and home.

Total expenses of $399 million increased 1 percent from $395 million in the year-ago quarter. Adjusted segment expenses increased 11 percent.

•                  Benefits, claims, losses and settlement expenses increased 4 percent to $223 million. Adjusted segment benefits, claims, losses and settlement expenses increased 14 percent, primarily due to higher claims in disability income insurance, higher long term care insurance claims and higher average auto and home insurance policies in-force.

•                  Amortization of DAC decreased 7 percent to $41 million. Adjusted segment amortization of DAC grew 14 percent compared to the first quarter of 2005. This increase was primarily driven by an adjustment to the unearned commission balance.

Other expenses were essentially flat at $76 million. Adjusted other expenses increased 9 percent reflecting higher volume-related expenses due to higher average auto and home insurance policies in-force.

Corporate and Other and Eliminations Segment
Income Statements

	Quarters Ended March 31,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$45	$45	—
Distribution fees	—	(1)		#
Net investment income (loss)	10	(8)		#
Premiums	(6)	(5)	(20)
Other revenues	5	9	(44)
Total revenues	54	40	35
Expenses
Compensation and benefits - field	34	29	17
Interest and debt expense	20	17	18
Other expenses	44	15		#
Total expenses before separation costs	98	61	61
Pre-tax segment loss before separation costs	(44)	(21)		#
Separation costs, pre-tax	67	20		#
Pre-tax segment loss	$(111)	$(41)		#

# Variance of 100% or greater.

Corporate and Other and Eliminations Segment – First Quarter 2006 Results

The Corporate segment excludes SAFC, now reported in the AA&I segment. In addition, this segment includes all corporate-related interest and debt expenses, as well as certain expenses that do not directly relate to the operations of the AA&I and Protection segments. All prior period information conforms to the current period presentation.

Business activities in this segment reflect financial planning fees and associated compensation. This activity is considered core to both the AA&I and Protection segments.

Loss before income tax provision was $111 million for first quarter 2006, compared to a loss of $41 million in the year-ago quarter. The Corporate segment was not impacted by the results of AMEX Assurance. The year-over-year charge was predominantly due to an increase in pre-tax non-recurring separation costs and higher other expenses.

•                  Pre-tax non-recurring separation costs of $67 million increased $47 million from the prior year’s quarter.

•                  Other expenses of $44 million increased $29 million from the first quarter of 2005 reflecting higher costs associated with being an independent entity, $11 million in severance costs and higher expenses related to corporate projects and other corporate activities.

Definitions

Allocated Equity - The internal allocation of consolidated shareholders’ equity, excluding accumulated other comprehensive income (loss), to the Company’s operating segments for purposes of measuring segment return on allocated equity. Allocated equity does not represent insurance company risk-based capital or other regulatory capital requirements applicable to the Company and certain of its subsidiaries.

AMEX Assurance Company - A legal entity owned by IDS Property Casualty Insurance Company that offers travel and other card insurance to American Express customers. This business had historically been reported in the Travel Related Services segment of American Express Company (American Express). Under the separation agreement with American Express, 100 percent of this business was ceded to an American Express subsidiary in return for an arm’s length ceding fee. Ameriprise Financial expects to sell the legal entity of AMEX Assurance to American Express within two years after September 30, 2005 for a fixed price equal to the net book value of AMEX Assurance.

Clients With a Financial Plan Percentage - The period-end number of our current clients who have received a financial plan, or have entered into an agreement to receive and have paid for a financial plan, divided by the number of active retail client groups, serviced by branded employees, franchise advisors and the Company’s customer service organization.

Contribution Margin - Total revenues less compensation and benefits - field, interest credited to account values and benefits, claims, losses and settlement expenses as a percentage of total revenues.

Debt to Capital Ratio - A ratio comprised of total debt, excluding other debt (debt of consolidated variable interest entities and property funds), divided by total capital, defined as total shareholders’ equity and total debt, excluding other debt.

Deferred Acquisition Costs (DAC) - DAC represents the costs of acquiring new protection, annuity and certain mutual fund business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity, life, disability income and long term care insurance and, to a lesser extent, deferred marketing and promotion expenses on auto and home insurance and deferred distribution fees on certain mutual fund products. These costs are deferred to the extent they are recoverable from future profits.

Fixed Charge Coverage - A ratio comprised of earnings divided by fixed charges.  Earnings are defined as income before income tax provision, discontinued operations and accounting change plus interest and debt expense, interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investees and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, interest portion of rental expense and capitalized interest.

Gross Dealer Concession (GDC) - An internal measure, commonly used in the financial services industry, of the sales production of the advisor channel.

Mass Affluent - Individuals with $100,000 to $1 million in investable assets.

Non-Recurring Separation Costs – The Company has incurred significant non-recurring separation costs as a result of the separation from American Express. Separation costs generally consist of costs associated with separating and reestablishing the Company’s technology platforms, establishing the Ameriprise Financial brand and advisor and employee retention programs.

Segments:

Asset Accumulation and Income Segment - This segment offers products and services, both the Company’s and other companies’, to help the Company’s retail clients address identified financial objectives related to asset accumulation and income management.  Products and services in this segment are related to financial advice, asset management, brokerage and banking, and include mutual funds, wrap accounts, variable and fixed annuities, brokerage accounts, financial advice services and investment certificates. This operating segment also serves institutional clients by providing investment management services in separately managed accounts, sub-advisory, alternative investments and 401(k) markets. The Company earns revenues in this segment primarily through fees we receive based on managed assets and annuity separate account assets. These fees are impacted by both market movements and net asset flows. The Company also earns net investment income on owned assets, principally supporting the fixed annuity business and distribution fees on sales of mutual funds and other products.  This segment includes SAFC, which through its operating subsidiary, Securities America, Inc., operates its own separately branded distribution network.

Protection Segment - This segment offers a variety of protection products, both the Company’s and other companies’, including life, disability income, long term care and auto and home insurance to address the identified protection and risk management needs of the Company’s retail clients. The Company earns revenues in this operating segment primarily through premiums and fees that the Company receives to assume insurance-related risk, fees the Company receives on owned and administered assets and net investment income the Company earns on assets on the Company’s consolidated balance sheets related to this segment.

Corporate and Other and Eliminations Segment - This segment consists of income derived from financial planning fees, corporate level assets and unallocated corporate expenses. This segment also includes non-recurring costs associated with the Company’s separation from American Express. For purposes of presentation in this earnings release and statistical supplement, this segment also includes eliminations.

Total Clients - The sum of all clients, individual, business and institutional, that receive investment management and/or other services, excluding those clients serviced by SAFC and Threadneedle.

Ameriprise Financial, Inc. is a leading financial planning and services company with more than 12,000 financial advisors and registered representatives that provides solutions for clients’ asset accumulation, income management and insurance protection needs. The Company’s financial advisors deliver tailored solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The Company specializes in meeting the retirement-related financial needs of the mass affluent. Financial advisory services and investments are available through Ameriprise Financial Services, Inc. Member NASD and SIPC. For more information, visit www.ameriprise.com.

Contacts:

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Mary Baranowski
Ameriprise Financial
212.640.5174
mary.baranowski@ampf.com

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)

	Three Months Ended March 31, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$1,949	$—	$1,949	Total revenues

Total expenses before separation costs	1,691	67	1,758	Total expenses

Income before income tax provision and separation costs	258	(67)	191	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	69	(23)	46	Income tax provision

Income before separation costs	189

Separation costs, after-tax(1)	44

Net income (GAAP measure)	$145		$145	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)

	Three Months Ended March 31, 2005
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$1,847	$—	$1,847	Total revenues

Total expenses before separation costs	1,581	20	1,601	Total expenses

Income before income tax provision, discontinued operations and separation costs	266	(20)	246	Income before income tax provision and discontinued operations

Income tax provision before tax benefit attributable to separation costs(1)	78	(7)	71	Income tax provision

Income before discontinued operations and separation costs	188

Separation costs, after-tax(1)	13

Income before discontinued operations (GAAP measure)	$175		$175	Income before discontinued operations

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Return on Equity Calculation for the 12 Months Ended March 31, 2006

(in millions, unaudited)	ROE excluding Discontinued Operations(1)	Adjustments	Adjusted ROE(2)

Return	$528	$192	$720

Equity	$7,155	(236)	$6,919

Return on Equity	7.4%		10.4%

Ameriprise Financial, Inc.
Return on Equity Calculation for the 12 Months Ended December 31, 2005

(in millions, unaudited)	ROE excluding Discontinued Operations(1)	Adjustments	Adjusted ROE(2)

Return	$558	$135	$693

Equity	$6,992	(168)	$6,824

Return on Equity	8.0%		10.2%

(1)              Return on equity calculated using the 12 month trailing income before discontinued operations in the numerator and the average of shareholders’ equity before the assets and liabilities of discontinued operation as of the last day of the preceding four quarters and the current quarter in the denominator.

(2)              Adjusted return on equity calculated using adjusted earnings (income before discontinued operations excluding non-recurring separation costs and AMEX Assurance) in the numerator, and equity excluding both the assets and liabilities of discontinued operations and equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Both return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

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